Exhibit 5.1

October 23, 2006

Realty Income Corporation

220 West Crest Street

Escondido, California  92025-1707

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Realty Income Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of up to 6,900,000 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (including up to 900,000 Shares which the Underwriters (as defined herein) have the option to purchase solely to cover over-allotments), pursuant to a Purchase Agreement, dated as of October 18, 2006 (the “Purchase Agreement”), by and among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC, as representatives of the several underwriters named in Schedule A thereto (collectively, the “Underwriters”).  The Shares are covered by the above-referenced Registration Statement and all amendments thereto (collectively, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).   This firm did not participate in the drafting or negotiation of the Purchase Agreement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.             The Registration Statement (Registration No. 333-133241), filed by the Company with the Commission under the 1933 Act;

2.             The base prospectus, dated April 12, 2006, the preliminary prospectus supplement, dated October 17, 2006 and the final prospectus supplement, dated October 18, 2006;

3.             The Company’s current report on Form 8-K in connection with the Purchase Agreement (the “Form 8-K”), to be filed with the Commission under the 1933 Act on or about the date hereof;

4.             The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

5.             The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.             Resolutions (the “Board Resolutions”) adopted by the Board of Directors of the Company, relating to (i) the registration, sale and issuance of the Shares, (ii) the execution, delivery and performance by the Company of the Purchase Agreement and (iii) the appointment of a Pricing Committee of the Board of Directors (the “Pricing Committee”) and the delegation to such committee of all of the powers of the Board of Directors that may be delegated to the Pricing Committee with respect to the sale and issuance of the Shares, subject to the parameters established by the Board Resolutions, certified as of a recent date by an officer of the Company;

7.             Resolutions adopted by the Pricing Committee, (i) fixing the terms for the issuance and sale of the Shares, including the number and price thereof, and (ii) authorizing the execution, delivery and performance of the Purchase Agreement, certified as of a recent date by an officer of the Company;

8.             The Purchase Agreement;

9.             A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

10.           A certificate executed by an officer of the Company, dated as of the date hereof; and

11.           Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.             Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.             Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.             Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and  delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.             All Documents submitted to us as originals are authentic.  The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered.  All Documents submitted to us as certified or photostatic copies conform to the original documents.  All signatures on all such Documents are genuine.  All public records reviewed or relied upon by us or on our behalf are true and complete.  All representations, warranties, statements and information contained in the Documents are true and complete.  There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.             The Shares will not be issued in violation of any restriction or limitation contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.             The Company is a corporation, duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.             The Shares have been duly authorized, and when issued and delivered by the Company pursuant to the Purchase Agreement against payment of the purchase price therefor specified in the Purchase Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law.  We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Form 8-K.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP